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Contact:
Brad Allen
Imation Corp
651-704-5818
bdallen@imation.com

Imation Reports Q4 Revenue of $326.2 Million
4.8% Revenue Growth for FY 2004

Solid Rebound in Tape Media and Improved Optical Margins
Strong Cash Flow with Improving Working Capital
2005 Outlook for Revenue and Earnings Growth

OAKDALE, MN (January 25, 2005) — Imation Corp (NYSE:IMN) today released fourth quarter and full year financial results.

•	Q4 2004 total revenue of $326.2 million is compared with $334.4 million for Q4 of 2003; full year revenue of $1,219.3 million is up 4.8 percent compared with full year 2003 revenue of $1,163.5 million.

•	Fully diluted EPS from continuing operations of $0.10 in Q4 2004 includes a $0.36 per share impact of restructuring and other charges totaling $22.1 million. This compares with fully diluted EPS from continuing operations of $0.68 in Q4 2003, which included a benefit of $0.13 per share due primarily to a gain on the sale of a business.

•	Cash flow from operations totaled $78.1 million in the quarter and total cash and liquid investments totaled $439.6 million at year-end, an increase of $61.3 million in the quarter.

•	Days of Inventory fell to a record low 53 days, as the Company continued to focus on inventory management. See Comparison Of GAAP To Non-GAAP Financial Measures below for a definition of Days of Inventory.

•	The Company also reported a restructuring charge and asset impairments of $22.1 million in the fourth quarter, related to the elimination of more than 260 positions and write down of assets. Headcount of 2,550 at December 31st reflected some eliminations, others of which will be effective in 2005.

A teleconference is scheduled for 9:00 a.m. CT today, January 25, 2005. The call in number is 888-675-7686. (See web cast and replay information at the bottom of this release).

     Bruce Henderson, Imation chairman and CEO, said, “We are pleased with the fourth quarter results. The Imation team accomplished a major restructuring, a global reorganization, launched new products and delivered very strong financial results. The positive quarter gives us solid momentum going into 2005. Revenue and profit, before restructuring and other charges, improved from Q3, as we had projected at the end of last quarter. Demand for tape products rebounded after a soft September quarter and margins improved in optical products.

Strong cash generation continues to benefit from disciplined reductions in inventories and our already solid financial position improved during the quarter. Despite a difficult 2004, we were able to return over $100 million to shareholders in stock buyback and dividends, invest in growth opportunities, and still grow total cash and investments by $15 million.”

Fourth Quarter and FY 2004 Financial Highlights

(dollars in millions, except for per
share amounts)	Q4 04	Q4 03	FY 04	FY 03
Net Revenues	$326.2	$334.4	$1,219.3	$1,163.5
Gross Profit	$74.7	$88.4	$299.9	$334.7
% of Revenues	22.9%	26.4%	24.6%	28.8%
SG&A	$37.7	$42.2	$163.9	$166.3
% of Revenues	11.6%	12.6%	13.4%	14.3%
R&D	$13.3	$16.1	$56.9	$57.0
% of Revenues	4.1%	4.8%	4.7%	4.9%
Restructuring and Other Items	$22.1	$(7.2)	$25.2	$(8.2)
Operating Income	$1.6	$37.3	$53.9	$119.6
% of Revenues	0.5%	11.2%	4.4%	10.3%
Income from Continuing Operations	$3.4	$24.7	$42.3	$81.8
Diluted Earnings per Share from Continuing Operations	$0.10	$0.68	$1.19	$2.25
Per Share Impact of Restructuring and Other Items	$0.36	$(0.13)	$0.40	$(0.15)
Operating Cash Flows	$78.1	$30.2	$128.1	$81.0

     Revenue: Total company revenue was $326.2 million for the quarter, including $315.8 million in data storage revenue. For the full year, total company revenue of $1,219.3 million including $1,173.7 million in data storage revenue, which is a record high for that segment.

     Gross Margin: Gross margin of 22.9 percent in the quarter and 24.6 percent for the full year 2004 is compared with gross margin of 26.4 percent and 28.8 percent respectively for the comparable periods of 2003. Gross margin in the quarter was negatively impacted by several factors including lower manufacturing volumes as the Company reduced inventory levels, start up costs in the Company’s new tape coating facility, inventory write-offs associated with the previously announced restructuring of the Company’s Tucson, AZ plant and a less favorable product mix. As it exited Q4, the Company achieved its objectives for output from the new tape coating facility and was the first to qualify LTO 3 Tape.

     Income: Reported total company operating income for the quarter was $1.6 million, including restructuring and other charges of $22.1 million, as compared with operating income of $37.3 million for the fourth quarter of 2003, which included a benefit of $7.2 million associated primarily with the gain on the sale of a business. Excluding these items from each period, operating income would have been $23.7 million for Q4, 2004 and $30.1 for Q4, 2003. For the full year, operating income was $53.9 million, including restructuring and other charges of $25.2 million as compared with operating income of $119.6 million for FY 2003 which included a benefit of $8.2 million. Excluding these items from each period, operating income would have been $79.1 million for 2004 and $111.4 million for 2003.

     The restructuring charges in 2004 are primarily for cash severance payments, the majority of which will be paid out in the first quarter of 2005, associated with planned reductions in headcount. The charge in Q4 included approximately $6 million for non-cash asset impairments.

     Diluted earnings per share from continuing operations were $0.10 in Q4 and $1.19 for the full year 2004, as compared with $0.68 and $2.25 for the comparable periods in 2003 respectively. The per share impact of restructuring and other items was $0.36 in Q4 and $0.40 for the full year 2004. The per share benefits in 2003 were $0.13 and $0.15 for Q4 and the full year, respectively. Excluding these items from each period, fully diluted earnings per share on continuing operations would have been $0.46 in Q4 and $1.59 for the full year 2004, as compared with $0.55 and $2.10 for the comparable periods in 2003 respectively.

     Fourth quarter results reflected a tax benefit due mainly to the restructuring and other items. The tax rate for the full year was approximately 20 percent, which is down from the previous year due to tax benefits associated with the restructuring and a one-time benefit recorded in the third quarter.

     Cash: Cash from operations totaled $78.1 million for the quarter and $128.1 million for the year, compared with $30.2 million and $81.0 million for the comparable periods of 2003. As of December 31, 2004, $42.5 million was invested in high quality interest bearing securities with maturities greater than 90 days and thus classified in other assets. Ending cash and equivalents of $397.1 million, plus these investments, totaled $439.6 million as of December 31, 2004. The Company spent $15 million and bought back 500,000 shares of common stock in the quarter, with authorization to repurchase an additional 3.7 million shares remaining. Capital spending was $7.4 million in the quarter and $35.8 million for the year. Depreciation and amortization totaled $11.6 million in the quarter and $46.3 million for the year.

     Discontinued Operation: Net Income in the quarter included $1.7 million (or $0.05 per share) after tax benefit in Discontinued Operations due to receipt of a contingent earnout payment associated with a previously sold business.

Business Outlook

•	Total company revenue for the full year 2005 is targeted to grow between 3 and 5 percent or to a range of $1.26 billion and $1.28 billion.

•	Full year 2005 operating income is targeted between $87 million and $92 million. In 2004, the Company reported operating income of $53.9 million including charges of $25.2 million from restructuring and other items. Thus, full year 2005 operating income is estimated to grow between 10 and 16 percent over the $79.1 million as adjusted to eliminate the 2004 restructuring and other items.

•	The first quarter of 2004 had strong revenue and earnings and as a result, first quarter of 2005 will likely be down from 2004 levels for both revenue and earnings.

•	Fully diluted EPS, on a 35 percent tax rate, is targeted between $1.75 and $1.82 for the full year 2005.

•	Capital spending for 2005 is targeted at $35 million.

•	Depreciation and amortization for 2005 is targeted between $40 and $45 million.

Comparison Of GAAP To Non-GAAP Financial Measures

     The impact of restructuring and other items, as described above, is provided solely to assist an investor’s understanding of the impact of these items on the comparability of the Company’s operations. This information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America.

     Operational measures such as days of inventory discussed above, which the Company regularly uses, are provided to assist in the investor’s further understanding of the Company’s operations. Days of inventory is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.

Web cast and Replay Information

     A live web cast of Imation Corp’s fourth quarter teleconference will be available on the Internet on a listen-only basis at ir.imation.com or www.streetevents.com. A taped replay of the teleconference will be available beginning at 12:00 PM Central Time on January 25 until 5:00 PM Central Time on January 31 by dialing 866-219-1444 (access code 623032). All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent material developments.

About Imation Corp

     Imation Corp is a leading developer, manufacturer and supplier of magnetic and optical removable data storage media. Additional information about Imation is available on the company’s website at www.imation.com, or by calling 1-888-466-3456.

Risk and Uncertainties

     Certain information contained in this press release, which does not relate to historical financial information, including the business outlook, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. The company wishes to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update such statement to reflect events or circumstances arising after such date. Among these factors are continuing uncertainty in global economic conditions that make it particularly difficult to predict product demand, the company’s ability to meet its cost reduction and revenue growth targets, its ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties, its ability to achieve the expected benefits in a timely manner from the Moser Baer relationships, including the Global Data Media joint venture, the competitive pricing environment, foreign currency fluctuations, the outcome of litigation, its ability to secure adequate supply of certain high demand products, the ready availability and price of energy, availability of key raw materials or critical components, the market acceptance of newly introduced product and service offerings, the rate of decline for certain existing products as well as various factors set forth, from time to time, in the company’s filings with the Securities and Exchange Commission.

IMATION CORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2004	2003	2004	2003
Net revenues	$326.2	$334.4	$1,219.3	$1,163.5
Cost of goods sold	251.5	246.0	919.4	828.8

Gross profit	74.7	88.4	299.9	334.7
Operating expenses:
Selling, general and administrative	37.7	42.2	163.9	166.3
Research and development	13.3	16.1	56.9	57.0
Litigation settlements, net	—	—	—	(1.0)
Restructuring and other	22.1	(7.2)	25.2	(7.2)

Total	73.1	51.1	246.0	215.1
Operating income	1.6	37.3	53.9	119.6
Other (income) and expense:
Interest income	(1.7)	(1.2)	(5.1)	(5.9)
Interest expense	0.1	0.4	0.6	1.3
Other, net	2.5	1.4	5.2	2.1

Total	0.9	0.6	0.7	(2.5)
Income from continuing operations before taxes	0.7	36.7	53.2	122.1
Income tax provision (benefit)	(2.7)	12.0	10.9	40.3

Income from continuing operations	3.4	24.7	42.3	81.8
Gain from discontinued operations, net of taxes	1.7	—	0.6	0.2

Net income	$5.1	$24.7	$42.9	$82.0

Earnings per common share — basic:
Continuing operations	$0.10	$0.69	$1.21	$2.30
Discontinued operations	0.05	—	0.02	0.01

Net income	$0.15	$0.69	$1.23	$2.31

Earnings per common share — diluted:
Continuing operations	$0.10	$0.68	$1.19	$2.25
Discontinued operations	0.05	—	0.02	0.01

Net income	$0.15	$0.68	$1.21	$2.26

Weighted average basic shares outstanding	33.9	35.6	35.0	35.5

Weighted average diluted shares outstanding	34.4	36.3	35.6	36.3

Cash dividends paid per common share	$0.10	$0.08	$0.38	$0.24

IMATION CORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31,	December 31,
	2004	2003
ASSETS
Current assets
Cash and equivalents	$397.1	$411.4
Accounts receivable, net	181.0	196.8
Inventories	131.3	159.4
Other current assets	64.5	70.8

Total current assets	773.9	838.4
Property, plant and equipment, net	214.4	226.5
Other assets	110.3	107.9

Total assets	$1,098.6	$1,172.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$128.3	$148.3
Accrued payroll	11.7	22.2
Other current liabilities	110.2	126.7

Total current liabilities	250.2	297.2
Other liabilities	48.6	55.3
Shareholders’ equity	799.8	820.3

Total liabilities and shareholders’ equity	$1,098.6	$1,172.8

     Certain of the Company’s funds are in active cash management and are thus classified in other current assets or other assets depending on the remaining maturity. Total cash and equivalents plus these investments is summarized as follows:

	December 31,	December 31,
	2004	2003
Cash and equivalents	$397.1	$411.4
Cash investments	42.5	13.4

Total cash and other cash investments	$439.6	$424.8

IMATION CORP
SUPPLEMENTAL INFORMATION
(Unaudited)

Additional Information ($ Millions)

	Quarter ended Dec. 31,		Year ended Dec. 31,
	2004	2003	2004	2003
Operating Cash Flows	$78.1	$30.2	$128.1	$81.0
Capital Spending	$7.4	$21.3	$35.8	$75.1
Depreciation	$9.4	$9.1	$37.0	$33.3
Amortization	$2.3	$1.6	$9.3	$5.7
Tax Rate	N/M	33%	20%	33%

Asset Utilization Information *

	Dec. 31,	Sept. 30,	Dec. 31,
	2004	2004	2003
Days Sales Outstanding (DSO)	45	45	46
Days of Inventory	53	66	71
Debt to Total Capital	0.0%	0.0%	0.0%

Other Information

Approximate employee count as of December 31, 2004:	2,550
Book value per share as of December 31, 2004:	$23.66
Shares used to calculate book value per share (millions):	33.8

In the fourth quarter of 2004, Imation repurchased 0.5 million shares of its stock for $15.0 million. Authorization for repurchase of an additional 3.7 million shares remains outstanding. During the full year, $90.5 million was spent to repurchase 2.7 million shares and dividends of $13.2 million were paid.

Revenues by Area ($ Millions)

	Quarter ended Dec. 31,		Year ended Dec. 31,
	2004	2003	2004	2003
United States	$133.7	$143.9	$517.6	$532.7
% of total	41%	43%	42%	46%
International	$192.5	$190.5	$701.7	$630.8
% of total	59%	57%	58%	54%

*	These operational measures, which the Company regularly uses, are provided to assist in the investor’s further understanding of the Company’s operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenues that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders’ equity and total debt.

IMATION CORP
Segment Information
(In millions)
(Unaudited)

	Revenue
	2003					2004
	Q1	Q2	Q3	Q4	TY	Q1	Q2	Q3	Q4	TY
Data Storage & Information Management	$260.0	$254.7	$274.4	$321.5	$1,110.6	$326.3	$272.3	$259.3	$315.8	$1,173.7
Specialty Papers	13.3	13.3	13.4	12.9	52.9	13.0	11.8	10.4	10.4	45.6

Total	$273.3	$268.0	$287.8	$334.4	$1,163.5	$339.3	$284.1	$269.7	$326.2	$1,219.3

	Operating Income
	2003					2004
	Q1	Q2	Q3	Q4	TY	Q1	Q2	Q3	Q4	TY
Data Storage & Information Management	$31.4	$25.5	$19.6	$28.2	$104.7	$31.8	$11.7	$6.4	$21.9	$71.8
Specialty Papers	1.9	2.1	1.2	1.7	6.9	1.7	1.4	0.9	1.7	5.7
Corporate (1)	(0.5)	(0.8)	1.9	7.4	8.0	—	(2.8)	1.2	(22.0)	(23.6)

Total	$32.8	$26.8	$22.7	$37.3	$119.6	$33.5	$10.3	$8.5	$1.6	$53.9

(1)	Fourth quarter of 2004 includes a $22.1 million charge for restructuring and other items. Third quarter 2004 includes a net benefit of $1.0 million primarily related to the sale of a parcel of land. Second quarter 2004 includes a restructuring charge of $3.1 million primarily related to severance costs. Fourth quarter 2003 includes a gain of $11.1 million primarily related to outstanding transition services payments for the color proofing and color software business sold in 2001 and $0.7 million for a restructuring adjustment benefit, offset by a $4.6 million impairment of a loan to a contract manufacturer. Third quarter 2003 includes the reversal of a reserve taken in 2002 for a litigation issue in Spain that was favorably settled.